SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                   FORM 8-K


                Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): July 17, 2003


                              Barnes Group Inc.
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             (Exact name of registrant as specified in its charter)


           Delaware               1-04801                   06-0247840
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(State or other jurisdiction    (Commission               (IRS Employer
      of incorporation)         File Number)           Identification No.)


            123 Main Street          Bristol, CT             06010
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          (Address of principal executive offices)         (Zip Code)


                                (860) 583-7070
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              Registrant's telephone number, including area code

                                     N/A
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         (Former name or former address, if changed since last report)



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


Item 7.     Financial Statements and Exhibits.

            The following exhibit is furnished pursuant to Item 12:

Exhibit 99.1: Press Release issued July 17, 2003 announcing the financial results of operations for the second quarter and six months ended June 30, 2003.

Item 9.     Regulation FD Disclosure.

            The information furnished under this "Item 9. Regulation FD Disclosure" is intended to be furnished under "Item 12. Results of Operations and Financial Condition" in accordance with SEC Release No. 33-8216.

            On July 17, 2003, Barnes Group Inc. issued a press release announcing the financial results of operations for the second quarter and six months ended June 30, 2003. A copy is attached hereto as Exhibit 99.1 and is incorporated herein by reference.


                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     July 17, 2003            BARNES GROUP INC.
                                      (Registrant)

                                    By:/s/ William C. Denninger
                                       ------------------------
                                       William C. Denninger
                                       Senior Vice President and
                                       Chief Financial Officer


                                Exhibit Index

Exhibit No.          Document Description

     99.1             Press Release, dated July 17, 2003


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

Barnes Group Inc.                                                EXHIBIT 99.1
Executive Office                                                 ------------
Bristol, CT 06010
Tel:  860.583.7070

BARNES GROUP INC. [Logo]                             News Release
-----------------------------------------------------------------------------
                                                     Contact:
FOR IMMEDIATE RELEASE                                Phillip J. Penn
      July 17, 2003                                  Investor Relations
                                                     (860) 973-2126

                                                     Stephen J. McKelvey
                                                     Corporate Communications
                                                     (860) 973-2132

             BARNES GROUP SECOND QUARTER NET INCOME UP 12 PERCENT;
               SALES INCREASE 10 PERCENT TO RECORD $230 MILLION

      BRISTOL, CONNECTICUT, JULY 17, 2003---Barnes Group Inc. (NYSE: B) today announced financial results for the quarter ended June 30, 2003. Net sales for the second quarter of 2003 were a record $229.6 million, up 10 percent from $209.4 million in the second quarter of 2002. The Company reported a 16 percent increase in operating income to $16.0 million, as net income increased to $9.7 million, or $0.46 per diluted share, in the second quarter of 2003, from $8.7 million, or $0.45 per diluted share, in the comparable year-ago period.

      "We continued to successfully execute on our business strategies this past quarter, generating the highest quarterly sales in our Company's history while achieving higher profitability than a year ago. We attained these results despite the dampening effects of the war in Iraq, SARS and the weak industrial economy in many of our end markets," said Edmund M. Carpenter, Barnes Group Inc.'s President and C.E.O.

      Sales at Barnes Distribution were $104.7 million for the quarter ended June 30, 2003, up 41 percent from $74.3 million in the quarter ended June 30, 2002. Kar Products, which Barnes Group purchased on February 6, 2003, contributed $31.0 million of sales in the most recent quarter. Barnes Distribution generated operating profit of $4.9 million in the second quarter of 2003, up 42 percent from operating profit of $3.5 million in the second quarter of 2002. The improvement in operating profit was driven primarily by incremental operating profit contributed by Kar Products.

      "Excluding Kar, sales at Barnes Distribution were essentially flat versus a year ago. While the industrial economy remains a hurdle to sales expansion, several of our growth initiatives continued to accelerate," Carpenter stated. "Our increased focus on new national and regional customer development and our e-commerce platforms together contributed $3.4 million in sales to the most recent quarter. More than 40 new national and regional customers were added this quarter, bringing to 191 the total new customers gained since January, 2002. And, new Tier 2 relationships we've launched with four strategic partners in the MRO marketplace are showing some very promising early results," Carpenter added.

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

      Carpenter continued, "The integration of Kar Products continues to go well, as a number of critical functions were consolidated this past quarter. During the third quarter, a key integration of the order entry system is scheduled to take place, paving the way to the initial phase of the distribution center consolidation. Thus, we believe our original estimate of having a fully-integrated operation within the first 12 months of our ownership is right on schedule."

      Sales at Associated Spring were $86.6 million for the quarter ended June 30, 2003, down two percent from $88.0 million in the quarter ended June 30, 2002. The decline reflected lower sales into the light vehicle, telecommunications and electronics markets, as well as a planned drop in sales related to heavy trucks. Partially offsetting this were higher sales of nitrogen gas springs and products used in industrial markets.

      Associated Spring's operating profit was $9.1 million for the second quarter of 2003, up from $7.7 million in the second quarter of 2002. Operating profit growth reflected the benefits from the 2002 closure of Associated Spring's Dallas facility and the absence of $0.8 million of purchase price accounting adjustments related to Seeger-Orbis that were incurred in the year-ago period. Partially offsetting this was the lower profit contribution on the lower sales volume.

      Carpenter commented, "Our sales of products destined for light vehicles were down only four percent this quarter, even as light vehicle production in North America fell by nearly nine percent. By positioning Associated Spring over the past several years to be less dependent on a handful of customers, we have been able to partially mitigate our exposure to this most recent turn in the industry's cycle. Through steps taken in early 2002, Associated Spring has also improved its current profitability, even on lower sales volume."

      Sales at Barnes Aerospace were $40.6 million for the second quarter of 2003, down from $49.4 million in the second quarter of 2002. Operating profit was $2.6 million for the quarter ended June 30, 2003, down from $3.0 million in the comparable year-ago period, reflecting the lower sales volume. The sales volume impact on operating profit was partially offset by the benefits from reduced employment levels and other productivity actions taken throughout Barnes Aerospace in 2002.

      Barnes Aerospace recorded orders of $29.0 million during the second quarter of 2003; order backlog was $136.2 million at June 30, 2003, compared with $151.8 million at year-end 2002. Impacting orders in the second quarter of 2003 were commercial OEM delivery deferrals and lower repair and overhaul volume stemming from SARS and the Iraqi conflict; a military order deferral triggered by a delay in program funding; and a modest reduction in orders due to a cancellation of a particular component. Direct and indirect orders for the U.S. military were approximately 30 percent of the net orders booked during the second quarter of 2003.

      "Operating profit margin at Barnes Aerospace increased even as sales declined, confirming the success of the actions taken last year to properly position the business. Orders in the second quarter were clearly impacted by the strain on the commercial aerospace sector caused by SARS and the war. Orders were further affected by our decision not to manufacture a particular component, as the pricing was inconsistent with generating sustainable, profitable growth," Carpenter stated.

      William C. Denninger, Barnes Group Inc.'s Chief Financial Officer, commented, "We completed a successful common stock offering this past quarter, raising $42 million in net proceeds that were used to pay down our existing debt, significantly strengthening our balance sheet. Through the offering, we have also greatly increased the trading volume in our stock, providing a higher degree of liquidity for our investors."

      For the first six months of 2003, Barnes Group's net sales were $448.3 million, up 11 percent from $403.6 million in the same period a year ago. Net income was $17.1 million, or $0.82 per diluted share, for the six months ended June 30, 2003, up 11 percent from $15.4 million, or $0.81 per diluted share, in the same period of 2002.

      Barnes Group will conduct a conference call with investors to discuss second quarter 2003 results on Thursday, July 17, 2003 at 10:30 AM ET. A webcast of the live call, supporting materials and an archived replay will be available on the Barnes Group investor relations website ir.barnesgroupinc.com).

      Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2002 sales of $784 million:
Associated Spring, one of the world's largest manufacturers of precision mechanical and nitrogen gas springs and a global supplier of retaining rings and injection-molded plastic components; Barnes Aerospace, a manufacturer and repairer of highly-engineered assemblies and components for commercial and military aircraft engines, airframes, and land-based industrial gas turbines; and Barnes Distribution, an international, full-service distributor of maintenance, repair and operating supplies. Over 6,200 dedicated employees at more than 60 locations worldwide contribute to Barnes Group Inc.'s success.

      This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the Company's periodic filings with the Securities and Exchange Commission, including the following: the ability of the Company to integrate newly acquired businesses and to realize acquisition synergies on schedule; changes in market demand for the types of products and services produced and sold by Barnes Group; the Company's success in identifying, and attracting customers in, new markets; the Company's ability to develop new and enhanced products to meet customers' needs timely; the effectiveness of the Company's marketing and sales programs; increased competitive activities including pricing, advertising and promotions that could adversely affect customer demand for the Company's products; changes in economic, political and public health conditions, worldwide and in the locations where the Company does business; interest and foreign exchange rate fluctuations; and regulatory changes.

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


                              BARNES GROUP INC.
                      CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands, except per share data)
                                 (Unaudited)

                             Three months ended        Six months ended
                                   June 30,                  June 30,
                             --------------------      -------------------
                               2003         2002         2003         2002
                             --------     --------     ---------    --------
Net sales                    $229,587     $209,385     $448,321     $403,621

Cost of sales                 146,312      142,206      288,542      272,504
Selling and admin-
 istrative expenses            67,290       53,417      130,584      105,798
                             --------     --------     --------     --------
                              213,602      195,623      419,126      378,302
                             --------     --------     --------     --------
Operating income               15,985       13,762       29,195       25,319

Other income                    1,067          774        1,680        1,201

Interest expense                4,135        3,628        8,245        7,018
Other expenses                    699           74          977          211
                             --------     --------     --------     --------
Income before income
 taxes                         12,218       10,834       21,653       19,291

Income taxes                    2,471        2,167        4,547        3,858
                             --------     --------     --------     --------
Net income                   $  9,747     $  8,667     $ 17,106     $ 15,433
                             ========     ========     ========     ========
Per common share:
 Net income
      Basic                  $    .46     $    .46     $    .84     $    .83
      Diluted                     .46          .45          .82          .81
Dividends                         .20          .20          .40          .40

Average common shares
 outstanding
      Basic                20,989,236   18,751,084   20,484,491   18,624,929
      Diluted              21,387,610   19,290,127   20,864,974   19,158,789






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

                              BARNES GROUP INC.
                         CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)
                                  Unaudited


                                                  June               June
                                                  2003               2002
                                                --------           --------
Assets
Current assets
 Cash and short-term investments                $ 51,071           $ 38,025
 Accounts receivable                             128,569            119,939
 Inventories                                     104,407             88,440
 Deferred income taxes and prepaid expenses       27,710             30,822
                                                --------           --------
  Total current assets                           311,757            277,226

Deferred income taxes                             20,014              3,607

Property, plant and equipment                    156,577            164,741

Goodwill                                         222,795            168,969

Other assets                                      84,836             74,814
                                                --------           --------
                                                $795,979           $689,357
                                                ========           ========

Liabilities and Stockholders' Equity
Current liabilities
 Accounts payable                               $ 72,921           $ 69,693
 Accrued liabilities                              75,069             69,495
 Long-term debt - current                          6,762              8,279
                                                --------           --------
  Total current liabilities                      154,752            147,467

Long-term debt                                   245,513            242,011

Deferred income taxes                              6,366              6,999

Other liabilities                                 94,244             73,993

Stockholders' equity                             295,104            218,887
                                                --------           --------
                                                $795,979           $689,357
                                                ========           ========

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